Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

Future fintech group inc.

(“SELLER”),

FTFT Supercomputing inc.

(“COMPANY”),

AND

DDMM Capital LLC

(“BUYER”),

DATED AS OF

December 6, 2024

i

ii

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 6, 2024, by and among, Future FinTech Group Inc., (“Seller”), a Florida corporation, FTFT Supercomputing Inc., an Ohio corporation (“Company”), and DDMM Investment LLC, a New York Limited Liability Company (“Buyer”). Seller, Company, and Buyer are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company which consists of 1,000 shares of common stock, par value $0.01 per share (the “Company Equity”).

WHEREAS, Buyer desires to acquire from Seller all of the Company Equity, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller desires to sell the Company Equity to Buyer upon the terms and subject to the conditions of this Agreement; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 1.1 hereof.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I. Definitions.

Section 1.1. Definitions. In this Agreement, the following words and expressions have the following meanings:

“Affiliate” means, with respect to any Person: (i) any director, officer, employee, stockholder, partner or principal of that Person; (ii) any other Person of which that Person is a director, officer, employee, stockholder, partner or principal; (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person, and the term “control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended the HSR Act and all other United States and non-United States (including state, national or supranational) antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in New York, NY, on which commercial banks are open in New York, NY for general commercial purposes.

“Business Employee” has the meaning set forth in Section 4.6(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitee” has the meaning set forth in Section 8.3.

“Buyer Warranty Breach” has the meaning set forth in Section 8.3(a).

“Cash” means, as of any given time of determination, the sum of all cash and the fair market value (expressed in United States dollars) of all cash equivalents (including marketable securities of the Company and its Subsidiaries, and excluding any restricted cash (such as outstanding security or other similar deposits in cash)), at such time, plus any deposits in transit, uncleared checks or inbound wire transfers, minus any checks written (but not yet cashed) or outbound wire transfers by the Company or any of its Subsidiaries.

“Closing” has the meaning set forth in Section 2.4.

“Closing Balance Sheet” has the meaning set forth in Section 2.3(b).

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Closing Working Capital” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Competing Business” means the manufacturing, marketing or selling of products or services which are competitive with any Products and that are directly or indirectly marketed or sold in the Territory.

“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other written or oral and legally binding commitment or undertaking.

“Current Financial Statements” has the meaning set forth in Section 4.1.

“Data Activities” means the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data.

“Data Center” means a data center or facility used to house Seller’s data storage and telecommunication systems and in which Personal Data is stored or processed.

“Disclosure Schedule” means the disclosure schedule of the Company provided in connection with this Agreement.

“Disclosure Schedule Update” has the meaning set forth in Section 6.10.

“Disputed Amounts” has the meaning set forth in Section 2.3(e).

“DOJ” means the United States Department of Justice.

“DOL” means the United States Department of Labor.

“Environmental Laws” means all Laws, including federal, state, local, foreign and international Laws, relating in any way to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), preservation or reclamation of natural resources, the climate, the presence, management or Release of or exposure to Hazardous Materials, or to human health and safety in respect of the foregoing, or the protection of endangered or threatened species.

“Environmental Liabilities” means all Liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in Contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Estimated Balance Sheet” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Liability” has the meaning set forth in Section 8.2(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FICA” means the United States Federal Insurance Contributions Act, as amended.

“FTC” means the Federal Trade Commission.

“FT Global Claim” means the right of payment held by FT Global Capital, Inc. arising from the judgment entered in favor of FT Global and against the Seller registered in the Southern District of New York (Case No. 1:24-mc-00257-AKH) and all matters pertaining to such litigation.

“Financial Statements” has the meaning set forth in Section 4.5.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, radioactive, or of similar classification, including petroleum or petroleum by-products, asbestos in any form, polychlorinated biphenyls, ozone-depleting substances, or any other hazardous or toxic substance or chemical substance or waste that is prohibited, limited or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication and, in each case, only to the extent not reflected in Closing Working Capital or Estimated Working Capital: (a) any (i) indebtedness for borrowed money (including the current portion thereof), (ii) obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments in each case to the extent drawn, (iii) obligation evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) obligation for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) obligation for all or any part of the deferred purchase price of property or services, including any “earn-out” or similar payments or any non-compete payments, (vi) obligation under interest rate swap, hedging or similar agreements, (vii) obligation for all accrued bonuses/commissions, including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such bonuses/commissions, (viii) obligation for any customer deposits, (ix) obligation for any severance obligations to any Person (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such severance obligations), (x) obligation for any trade or accounts payables to Affiliates or those aged thirty (30) days or more from the date of invoice or those with respect to the purchase of property items or (xi) obligation for any deferred rent Liabilities; or (b) any obligation of others described in clause (a) of this definition that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, “Indebtedness” includes (a) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) with respect to the prepayment of any Indebtedness, and (b) any and all amounts owed by the Company to any of its Affiliates.

“Indemnitee” has the meaning set forth in Section 8.4.

“Indemnitor” has the meaning set forth in Section 8.4.

“Independent Accountant” has the meaning set forth in Section 2.3(e).

“Intellectual Property” means and includes (i) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (ii) inventions, discoveries and ideas, whether patentable or not in any jurisdiction; (iii) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iv) non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; (vi) software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and (vii) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” means:

(a)	an individual will be deemed to have “Knowledge” of a particular fact or matter: (i) if such individual has actual knowledge of such fact or matter or (ii) if such individual could reasonably have acquired actual knowledge of such fact or matter in the ordinary course of performance of such individual’s duties as an officer of the Company and after reasonable investigation with respect to such fact or matter; and

(b)	an Entity will be deemed to have “Knowledge” of a particular fact or matter only if any individual specified on Schedule 1.1 has, or at any time had, Knowledge of such fact or matter.

“Key Employee” has the meaning set forth in Section 4.6.

“Liability” has the meaning set forth in Section 4.18.

“Liens” has the meaning set forth in Section 2.1.

“Leased Real Property” means all real property that is not owned in fee simple by the Company that the Company either occupies or uses or has the right to occupy or use, together with all buildings, structures, fixtures and other improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action, state of facts, or omission that, individually, generally or in the aggregate, has had or could reasonably be expected to (i) have a material adverse effect on any aspect of the business, assets, properties, financial condition, results of operations or prospects of the Company or any of its Subsidiaries, (ii) prevent, materially impede or materially delay the consummation by the Company or Seller of the transactions contemplated by this Agreement, or (iii) result in a material impairment of the ability of Buyer to continue operating the business of the Company and its Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement ; provided, however, that none of the following events, effects or circumstances, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions; (B) any change in GAAP or applicable Law; (C) any act of terrorism, war (whether or not declared), epidemic, disease outbreak, pandemic, natural or man-made disaster or any national or international calamity affecting the United States; (D) any failure to meet internal Company projections or external analyst projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been or would be a Material Adverse Effect); or (E) any effect attributable to the announcement, performance or pendency of this Agreement or the transactions contemplated hereby including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (F) any matter of which Buyer is aware on the date hereof; provided, further, that in the case of clauses (A), (B), or (C), any such fact, circumstance, event, change, development or effect shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur to the extent that such fact, circumstance, event, change, development or effect has a materially disproportionate effect on the Company and its Subsidiaries, as compared to other similarly sized and situated participants in the industry in which the Company and its Subsidiaries conduct their businesses.

“Material Contract” has the meaning set forth in Section 4.13(a).

“Medicare” has the meaning ascribed to such term in the CARES Act.

“Net Income” means, for a given period of time, the pre-tax net income of the Company during such period as determined in accordance with GAAP consistently applied.

“Order” has the meaning set forth in Section 4.9.

“Outside Date” has the meaning set forth in Section 6.4(c).

“Owned Real Property” means all real property that is owned by the Company, and all of the Company’s right, title, and interest in the buildings, structures, fixtures and other improvements located thereon, together with all water lines, rights of way, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

“Party” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“PCI Requirements” means, collectively, PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including, without limitation, the Payment Application Data Security Standards and all audit and filing requirements.

“Permits” has the meaning set forth in Section 4.9.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the Company’s revolving credit facility and other existing Indebtedness of the Company; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other Liens which do not materially interfere with the Company’s use and enjoyment of real property or materially detract from or diminish the value thereof.

“Person” means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.

“Personal Data” means all data relating to one or more individuals that is (i) personally identifying, including, without limitation, data that identifies an individual or, in combination with any other information or data available to the Company or any Subsidiary, is capable of identifying an individual; or (ii) non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Privacy Agreement” means a contract (or any portion thereof) to which the Company or any Subsidiary is a party that are applicable to Data Activities.

“Privacy and Data Security Policies” means, collectively, written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, annual privacy statements required under the Financial Services Modernization Act of 1999, as amended (also known as the Gramm-Leach-Bliley Act) and a comprehensive information security program that includes appropriate written information security policies.

“Privacy Laws” means, collectively, all federal, state, local and foreign laws, rules and regulations pertaining to (i) data security, cyber security, and e-commerce, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003) and the Financial Services Modernization Act of 1999, as amended (also known as the Gramm-Leach-Bliley Act) and in each case, the rules implemented thereunder; and (ii) Data Activities.

“Proceeding” has the meaning set forth in Section 8.4.

“Product” means (A) any product or service that the Company or any of its Subsidiaries is manufacturing, marketing, selling or developing on the date of this Agreement and (B) any other product or service that the Company or any of its Subsidiaries has marketed, sold or developed at any time during the three-year period immediately prior to the date of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Related Person” has the meaning set forth in Section 4.16.

“Release” means any release, spill, leaking, dumping, pouring, emitting, emptying, pumping, discharge, injection, escaping, leaching, dispersal, disposal of or migration into or through the environment or within any building, structure, or facility.

“Request” has the meaning set forth in Section 6.4(b).

“Resolution Period” has the meaning set forth in Section 2.3(d).

“Review Period” has the meaning set forth in Section 2.3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitee” has the meaning set forth in Section 8.2.

“Seller Warranty Breach” has the meaning set forth in Section 8.2(a).

“Statement of Objections” has the meaning set forth in Section 2.3(d).

“Subsidiary” means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.

“Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

“Tax Returns” has the meaning set forth in Section 4.8(a).

“Third-Party Claim” has the meaning set forth in Section 8.4.

“Transaction Documents” has the meaning set forth in Section 6.9(a).

“Transaction Expenses” means, as of immediately prior to the Closing, all unpaid out-of-pocket fees, costs and expenses (whether or not invoiced and whether accruing before, on or after the Closing) incurred by or on behalf of, or otherwise payable by, the Company and/or its Subsidiaries as a result of, or in connection with, the transactions contemplated hereby, including: (a) all fees (including any brokerage fees, commissions or finders fees), costs and expenses of legal counsel, accountants, financial advisors and other representatives and consultants, (b) all payments to third parties in connection with consents required by this Agreement and (c) all fees and expenses associated with hosting any virtual data room.

“Transaction Financing” has the meaning set forth in Section 7.1(h).

“Working Capital” means an amount equal to (a) the current assets of the Company (including all accounts receivable (net of reserves), long-term and short-term inventory (net of reserves) and prepaid assets, but excluding Cash, all deferred Tax assets, all intracompany receivables between the Company and any of its Subsidiaries (or between any of the Subsidiaries), minus (b) the current liabilities of the Company (including all accounts payable and other accrued liabilities, but excluding Indebtedness, all Transaction Expenses, all income Tax liabilities, all deferred Tax liabilities, and all intracompany liabilities between the Company and any of its Subsidiaries (or between any of the Subsidiaries), in each case, determined in accordance with GAAP applied on a basis consistent with prior periods and, to the extent that the same are consistent with GAAP, the Company’s current accounting principles and policies as reflected in the Company’s books and records prior to the Closing Date and otherwise in the manner specified on Schedule 2.3.

Section 1.2. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Article II. Purchase and Sale of Company Equity.

Section 2.1. Purchase and Sale of Company Equity. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, or cause to be sold, to Buyer, and Buyer shall purchase from Seller, all of Seller’s rights, title and interest in and to the Company Equity, free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, “Liens”).

Section 2.2. Purchase Price.

(a)	The purchase price for the Company Equity (the “Purchase Price”) shall be equal to (i) $1,000,000.00, and (ii) the assumption of the Company’s obligations totaling $973,072.24 (collectively, the “Closing Purchase Price”).

(b)	The Closing Purchase Price shall be paid on the Closing Date in immediately available funds by wire transfer to an account at Olshan Frome Wolosky LLP to satisfy, in part, the FT Global Claim.

Section 2.3. Working Capital Adjustment; Post-Closing Audit.

(a)	[Reserved].

(b)	Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller the Company’s unaudited financial statements for the fiscal year ended December 31, 2024, a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP applied on a basis consistent with prior periods and, to the extent that the same are consistent with GAAP, the Company’s current accounting principles and policies as reflected in the Company’s books and records prior to the Closing Date (the “Closing Balance Sheet”) and its calculation of the Company’s Working Capital as of the Closing Date (the “Closing Working Capital” and, together with the Closing Balance Sheet, the “Closing Statement”).

(c)	After receipt of the Closing Statement, Seller shall have a period of fifteen (15) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’ accountants shall have reasonable access during normal business hours to Buyer’s (or Buyer’s accountants’) books and records of the Company, work papers and personnel who prepared the Closing Statement relating to the Closing Statement as Seller may reasonably request for the sole purpose of reviewing the Closing Statement and preparing a Statement of Objections (defined below); provided that such access shall not interfere with the normal business operations of Buyer or the Company.

(d)	On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth in reasonable detail Seller’ objections, indicating each disputed item or amount and the basis for Seller’ disagreement (the “Statement of Objections”). If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days (the “Resolution Period”), and, if all objections are resolved within the Resolution Period, the Closing Statement as adjusted and agreed to in writing by Buyer and Seller shall be final and binding on the Parties.

(e)	If Seller and Buyer fail to reach an agreement with respect to all objections set forth in the Statement of Objections before the expiration of the Resolution Period, then either Party may submit amounts still in dispute (the “Disputed Amounts”) for resolution to an accountant with an independent accounting firm of recognized national standing mutually acceptable to Buyer and Seller and which accountant is not then providing, and has not provided at any time during the period commencing two (2) years prior to the Closing Date through the date of its determination pursuant to this Section 2.3, services to any of Buyer, Seller, the Company or any of their respective Affiliates (the “Independent Accountant”). The Independent Accountant shall resolve the Disputed Amounts only and make any adjustments to the Closing Statement in connection therewith. The Parties agree that the Independent Accountant shall only decide the specific Disputed Amounts and no other amounts and that its decision for each Disputed Amount must be within the range of values assigned to such item in the Closing Statement and the Statement of Objections, respectively. The resolution of any dispute by the Independent Accountant shall be rendered within thirty (30) days after submission of the dispute to the Independent Accountant, or within such time as the Parties shall agree in writing. The Parties agree that the Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Closing Statement shall be conclusive and binding upon the Parties. The fees and expenses of the Independent Accountant shall be shared 50% by Seller and 50% by Buyer.

(f)	If the Closing Working Capital is less than the Estimated Working Capital, then Seller shall pay, or cause to be paid, to Buyer the amount of the deficiency in immediately available funds to an account designated by Buyer. If the Closing Working Capital exceeds the Estimated Working Capital, then Buyer shall pay, or cause to be paid, to Seller the excess amount in immediately available funds to an account designated by Seller. All payments shall be made within ten (10) Business Days (1) after conclusion of the Review Period or (2) after resolution of the Disputed Amounts by the Independent Accountant.

Section 2.4. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on December 6, 2024, or at another time or place as Buyer and Seller may mutually agree in writing. The date on and time at which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5. Closing Deliverables.

(a)	At the Closing, Seller shall deliver to Buyer:

(1)	All certificate(s) representing the Shares, duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer;

(2)	A certificate of the Chief Financial Officer of the Company in accordance with Section 2.3(a);

(3)	A certificate of an authorized officer of such Seller, dated as of the Closing Date, certifying that the conditions specified in Section 7.1 have been satisfied by such Seller; and

(4)	A duly executed certificate of such Seller’s non-foreign status in a form acceptable to Buyer conforming to the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv).

(b)	At the Closing, the Company shall deliver to Buyer:

(1)	A certificate of an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.1 have been satisfied by the Company; and

(2)	A duly executed certificate of non-foreign status in a form acceptable to Buyer conforming to the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv).

(c)	At the Closing, Buyer shall:

(1)	deliver to Seller and the Company a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 7.2 have been satisfied by Buyer;

(2)	deposit the sum of the Closing Purchase Amount by wire transfer of immediately available funds to the Seller’s designated Account.

Section 2.6. Termination of Power. Upon the Closing, Seller shall immediately and irrevocably relinquish all rights, powers, and authorities pertaining to Company, including but not limited to:

(a)	administrative control and decision-making authority over personnel and human resources;

(b)	operational management and daily business affairs;

(c)	strategic and business judgment authority;

(d)	financial control and budgetary discretion;

(e)	contractual representation and negotiation powers; and

(f)	any and all other executive, managerial, or supervisory functions previously exercised by Seller in relation to Company’s operations, governance, and business activities.

Article III. Representations and Warranties of Seller.

Seller represents and warrants to Buyer as of the date hereof as follows:

Section 3.1. Execution and Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance by such Seller of this Agreement, and the consummation by such Seller of the transactions contemplated hereby, have been duly and validly authorized by the board of directors of such Seller, and no other corporate proceedings on the part of such Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform the respective obligations of such Seller hereunder.

Section 3.2. Authority. Subject to compliance with any requirements imposed in connection with the FT Global Claim, Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder including, without limitation, all right, power, capacity, and authority to sell, transfer, convey, and surrender the Company Equity owned by such Seller as provided by this Agreement free and clear of all Liens, other than Liens imposed by applicable federal and state securities law restrictions.

Section 3.3. No Breach. The execution, delivery, and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not conflict with, constitute a default under, or result in a violation under the provisions of such Seller’s governing organizational documents, if applicable, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Seller is bound, or any Law or result in the creation of a Lien upon the Company Equity held by such Seller, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority.

Section 3.4. Ownership. Such Seller is the record and beneficial owner of all the shares of Common Stock of Company, free and clear of any Liens and, upon delivery of and payment for such Company Equity as herein provided, Buyer will acquire good and valid title thereto, free and clear of any Lien, other than Liens imposed by applicable federal and state securities law restrictions.

Section 3.5. Litigation. Subject to the FT Global Claim, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to such Seller’s Knowledge, threatened against or involving such Seller, that would prevent or restrict such Seller’s performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

Article IV. Representations and Warranties of Seller and the Company.

Except as set forth in the Disclosure Schedule, Seller and the Company hereby represent and warrant to Buyer, jointly and severally, as of the date of this Agreement as follows:

Section 4.1. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification or licensing necessary, except in such jurisdictions where the absence of such qualification would not have a Material Adverse Effect.. The Company has delivered to Buyer complete and correct copies of the articles of incorporation and bylaws, as amended to the date hereof, and such documents are in full force and effect.

Section 4.2. Capitalization.

(a)	The authorized capital stock of the Company consists of 1,000 shares of Common Stock. At the close of business on the Business Day immediately preceding the date of this Agreement, 1,000 shares of Common Stock were issued and outstanding.

(b)	There are as of the date hereof no outstanding shares of capital stock of, or other equity or voting interest in, the Company, and no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights, preemptive or other outstanding rights, or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Affiliates to make any payments based on the market price or value of the Common Stock. As of the date of this Agreement, neither the Company nor any of its Affiliates has outstanding obligations to purchase, redeem or otherwise acquire any company securities described in clauses (i), (ii) and (iii) hereof.

Section 4.3. Corporate Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform the respective obligations of the Company hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 4.4. Non-Contravention; Filings and Consents.

(a)	The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)	contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company;

(2)	contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order;

(3)	require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any material Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to, the property, assets or business of the Company or any of its Affiliates; or

(4)	result in the creation or imposition of any Lien on any asset of the Company or any of its Affiliates;

except any that would not reasonably be expected to be material.

(b)	The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority other than any that are required in connection with the FT Global Claim.

Section 4.5. Financial Statements. The Company has previously delivered to Buyer true and complete copies of its: (a) audited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31 for 2021, 2022, and 2023, including all applicable footnotes; and (b) unaudited interim balance sheets and statements of income, retained earnings and cash flows as of and for the 11-month period ended November 30, 2024 (the “Current Financial Statements” and, together with the items described in clause (a) above, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition of the Company as at the end of the covered periods and the results of its operations and its cash flows for the covered periods, in accordance with GAAP. The Financial Statements were prepared in all material respects in accordance with GAAP, applied on a consistent basis throughout the covered periods, subject, in the case of the Current Financial Statements, to year-end audit adjustments and the lack of footnotes and other presentation items.

Section 4.6. Labor and Employment Matters.

(a)	The company has provided to Buyer a complete and accurate list of the following information, as applicable, for each current employee of the Company and its Subsidiaries, including each employee on leave of absence or other non-active status (collectively, “Business Employees”): name, employing entity, workplace location, job title, date of hire, service reference date (if different from date of hire), exempt or non-exempt classification under the Fair Labor Standards Act, active or non-active status (and the reason for such non-active status and expected return date), work visa status, current base salary or wage rate, prior year base salary or wage rate, current incentive compensation target, prior year incentive compensation target, prior year incentive compensation earned, current commission rate and commissions earned year to date, prior year commission rate and prior year commissions earned, accrued but unused paid time off, and accrued deferred compensation.

(b)	No employee or independent contractor performing services for the Company or any Subsidiary is bound by any contract that purports to limit the ability of such Person to engage in any activity, services, duties, or practice on behalf of the Company or any Subsidiary. No Business Employee holding a management or executive position has notified any Seller, the Company, or any Subsidiary of an intention to resign, retire or otherwise terminate his or her employment prior to the Closing or in connection with the transactions contemplated hereby nor, to the Knowledge of Seller or the Company, does any such Business Employee have an intention to do so.

(c)	The Company and each Subsidiary has complied in all material respects with all applicable Laws concerning labor and employment and the terms of each applicable employment or services agreement in respect of all of their respective current and former employees and independent contractors, including without limitation such Laws relating to wages, hours, discrimination in employment, whistleblower protections, retaliation, worker classification, workplace safety and health, immigration, employee data privacy and security, tax withholding and reporting, workers’ compensation, unemployment insurance and employment termination.

(d)	Within five (5) Business Days after Buyer’s request, the Company shall provide a complete list of all key management and technical personnel of the Company (the “Key Employees”) whom Buyer may determine, in its sole discretion, are critical to the operation of the Business. At Buyer’s request prior to Closing, the Company shall use commercially reasonable efforts to: (1) assist Buyer in discussions with any Key Employees regarding continued employment; (2) facilitate the execution of new employment agreements if requested by Buyer; and (3) implement any retention arrangements requested by Buyer. The Company acknowledges that Buyer’s decision regarding retention of any Key Employees shall be made in Buyer’s sole discretion, and nothing in this Agreement shall obligate Buyer to retain or enter into any agreements with any Key Employees.

(e)	Neither the Company nor any Subsidiary is delinquent in payments to any Business Employee or other individual who has performed services for the Business for wages, salaries, commissions, bonuses, fees or other compensation for any services performed.

Section 4.7. Litigation. Subject to the FT Global Claim, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or threatened against or affecting the Company or any of its Affiliates, including in respect of the transactions contemplated hereby individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Affiliates is subject to any outstanding Order (i) that prohibits the Company or any of its Affiliates from conducting its business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.8. Tax Matters.

(a)	The Company and each of its Affiliates have timely filed all federal, state, local and foreign Tax returns, estimates, information statements and reports relating to any and all Taxes of the Company or any of its Affiliates or their respective operations (the “Tax Returns”) required to be filed by Law by the Company and each of its Affiliates as of the date hereof. All such Tax Returns are true, correct and complete, in all material respects, and the Company and each of its Affiliates have timely paid all Taxes attributable to the Company or any of its Affiliates that were due and payable by them as shown on such Tax Returns, except with respect to matters contested in good faith.

(b)	As of the date of this Agreement, there is no written claim or assessment pending or threatened against the Company or any of its Affiliates for any alleged deficiency in Taxes of the Company or any of its Affiliates, and there is no audit or investigation with respect to any Liability of the Company or any of its Affiliates for Taxes.

Section 4.9. Compliance with Laws; Permits.

(a)	Neither the Company nor any of its Affiliates is or has been in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any (i) statute, law, ordinance, rule, regulation or requirement of a Governmental Authority (each, a “Law”), or (ii) order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to the Company or any of its Affiliates or by which any property or asset of the Company or any of its Affiliates is bound or affected in either case that would have a Material Adverse Effect.

(b)	None of any Seller, the Company nor any of its Affiliates has received any outstanding written notice:

(1)	of any default or violation;

(2)	of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Affiliates; or

(3)	from any Governmental Authority alleging that the Company or any of its Affiliates are not in compliance with any applicable Law or Order.

(c)	The Company and each of its Affiliates have all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect. The Company and each of its Affiliates are in compliance with the terms of such Permits in all material respects and, as of the date of this Agreement, neither the Company nor any of its Affiliates has received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 4.10. Environmental Matters.

(a)	Each of the Company and Affiliates is and has been in material compliance with all applicable Environmental Laws;

(b)	There is no judicial, administrative, or other actions, suits, or proceedings relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Affiliates; and

(c)	No facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Affiliates incurring Environmental Liabilities.

Section 4.11. Intellectual Property.

(a)	The Company and each of its Affiliates owns, or is licensed, or otherwise has the right to use (in each case, without payments to third Parties and free and clear of any Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any Seller or any third party.

(b)	None of the Company or any of its Affiliates or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person. There is no suit, claim, action, investigation or proceeding pending or threatened with respect thereto, and none of Seller, the Company nor any of its Affiliates has been notified in writing of, any possible infringement or other violation by the Company or any of its Affiliates or any of its or their products or services of the Intellectual Property rights of any Person that would have a Material Adverse Effect, and to the Knowledge of Seller and the Company, there is no valid basis for any such claim. There is no investigation pending or threatened with respect to any possible infringement or other violation by the Company or any of its Affiliates or any of its or their products or services of the Intellectual Property rights of any Person.

(c)	To the Knowledge of Seller and the Company, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of the Company or any of its Affiliates.

Section 4.12. Real Property.

(a)	The Company and each of its Affiliates has good and valid title to, or in the case of leased property and leased tangible assets, good and valid leasehold interests in, all of the real property and tangible assets used in the conduct of its business and all such property and assets, other than real property and assets in which the Company has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b)	The Company has provided Buyer a complete and correct list of all Owned Real Property and Leased Real Property, including the terms of each lease. With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of each Owned Real Property and Leased Real Property. Each Owned Real Property and Leased Real Property is in good condition and has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties, and satisfactorily serves the purposes for which it is used in the business of the Company and its Subsidiaries.

Section 4.13. Material Contracts.

(a)	The Company has made available to Buyer true, correct and complete copies of each of the following Contracts (each, a “Material Contract”) to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets (excluding leases, subleases or other agreements for Leased Real Property, all of which Contracts are disclosed to Buyer, and excluding Employee Plans) including full and accurate summaries of the material terms and conditions of any and all Contracts of the Company.

(b)	Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms. The Company, its Subsidiaries and, to the Knowledge of Seller and the Company, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. Except as disclosed in the Disclosure Schedules, there is no material default under any Material Contract by the Company or any of its Subsidiaries or by any other party, and no event has occurred that with the lapse of time or the giving of either written or oral notice or both would constitute a material default thereunder by the Company or any of its Subsidiaries or by any other party thereto.

Section 4.14. Insurance. The Company and its Affiliates maintain policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in form and amount as customary for the Company’s and its Affiliates’ types of business and as may be additionally required under the terms of any Contract or agreement. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Affiliates are in full compliance with the terms of such policies and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 4.15. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Affiliates.

Section 4.16. Transactions with Affiliates. (a) None of the customers, suppliers, distributors or sales representatives of the Company are Affiliates of the Company or of any of its officers, directors, stockholders, or any immediate family member of any officer, director, or Affiliate of Seller (“Related Person”); (b) none of the properties or assets of the Company are owned or used by or leased to any Affiliates of the Company or of any of its officers, directors or stockholders; (c) no Affiliate of the Company or of any of its officers, directors or stockholders is a party to any Company agreement; and (d) no Affiliate of the Company or of any of its officers, directors or stockholders provides any legal, accounting or other services to the Company.

Section 4.17. Internal Controls. The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Affiliates are being made in accordance with appropriate authorizations of management and the Company’s board of directors and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company and its Affiliates.

Section 4.18. Undisclosed Liabilities. There is no material liability, debt, or legally binding commitment or obligation of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable or otherwise (any such liability, debt or legally binding commitment or obligation, a “Liability”) of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, against the Company or any of its Affiliates, and whether or not required to be disclosed, or any other fact or circumstance that would reasonably be likely to result in any claims against, or any obligations or liabilities of, the Company or any of its Affiliates, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Affiliates, or (c) under any Material Contract provided to Buyer.

Section 4.19. Sufficiency of Assets. The assets that the Company and its Affiliates will continue to have good and valid title to, or the right to use following the Closing, constitute all of the assets satisfactory for the conduct of the business and operations of the Company and its Affiliates as currently conducted. The structures and material equipment included in such assets are in all material respects in satisfactory repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use in all material respects. There are no facts or conditions affecting any assets material to the Company that interfere with the use, occupancy or operation of such assets in any material respect.

Section 4.20. Title to the Shares. Seller in the aggregate own and, as of immediately prior to the Closing, Seller in the aggregate will own of record and beneficially all of the Shares, and Seller in the aggregate will have good and valid title to the Shares, free and clear of all Liens (other than Permitted Liens). On consummation of the Closing, Buyer will acquire from each Seller legal and beneficial ownership of and good and valid title to the Shares sold by such Seller, free and clear of all Liens (other than Permitted Liens).

Section 4.21. Privacy and Data Security.

(a)	Seller has disclosed to Buyer a true and complete list of all of the types of Personal Data or highly-sensitive information that the Company and its Subsidiaries collect or transmit through (i) their products or service offerings, and (ii) any website or other platforms they maintain, operate or use in the conduct of their business.

(b)	The Company and each of its subsidiaries is and has at all times been in material compliance with all Privacy Laws, PCI Requirements, applicable payment card brand, card association, payment processor, and bank rules and requirements, Privacy Agreements, and federal, state, local and foreign laws, rules and regulations pertaining to sales and marketing practices, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(c)	The Company and each of its Subsidiaries has implemented Privacy and Data Security Policies that are no less rigorous than industry best practices. The Company and each of its Subsidiaries is in material compliance with, and has always complied with, any statutory and fiduciary obligations to safeguard the privacy of Personal Data that the Company or such Subsidiary collects, uses, transmits or processes through its products or service offerings, including its websites or platforms that it maintains, operates or uses in the ordinary conduct of its business. The Company and each of its Subsidiaries satisfies any statutory and fiduciary obligations it has to provide notice to its website visitors or obtain consent for its or a third party’s use of monitoring features such as cookies or tags. The Company has made available a true, correct, and complete copy of each Privacy and Data Security Policy in effect for the Company and each Subsidiary at any time since the inception of the Company or such Subsidiary. The Company and each Subsidiary has at all times been in material compliance with all of its Privacy and Data Security Policies. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby will violate any Privacy Agreement, Privacy and Data Security Policy or any Privacy Law applicable to the Company or any of its Subsidiaries. The Company has delivered to Buyer accurate and complete copies of all of the Privacy Agreements.

(d)	There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Company or any Subsidiary initiated by any person or entity, any Governmental Authority, foreign or domestic or any regulatory or self-regulatory entity alleging that any Data Activity of the Company or any Subsidiary (i) violates any applicable Privacy Laws, (ii) violates any Privacy Agreements, (iii) violates any Privacy and Data Security Policy, or (iv) constitutes an unfair, deceptive, or misleading trade practice.

Section 4.22. Full Disclosure. No representation or warranty of Seller or the Company in this Agreement or in any exhibit, certificate, or schedule attached or furnished, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading. All such statements, representations, warranties, exhibits, certificates, and schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date. Neither any Seller nor the Company has Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedule.

Article V. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as of the date of this Agreement as follows:

Section 5.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as now conducted.

Section 5.2. Authority. Buyer has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

Section 5.3. Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and any applicable foreign competition laws, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other U.S. state or federal securities laws; and (iii) any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.4. Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this Section 5.4, would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Article VI. Covenants.

Section 6.1. Conduct of Business of the Company Pending the Closing.

(a)	Seller, on the one hand, and the Company, on the other hand, each covenant and agree that, during the period from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement or as required by Law, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company and its Subsidiaries shall comply with all applicable Laws and to the extent consistent therewith, preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, and business associates, to keep available the services of the Company’s and its Subsidiaries’ present employees, agents and consultants. Company shall not:

(1)	create or incur any Lien on any assets of the Company or any of its Subsidiaries;

(2)	make any loans, advances, guarantees or capital contributions to or investments in any Person;

(3)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any Contract with respect to the voting of its capital stock;

(4)	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock; or

(5)	incur, or enter into, amend, modify or terminate any Contract with respect to, any Indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such Indebtedness of another Person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries.

(6)	enter into any new Contract involving payments or receipts in excess of $50,000 annually or $100,000 in the aggregate, or amend or terminate any existing Material Contract;

(7)	sell, lease, license, transfer or otherwise dispose of any material assets of the Company, except for sales of inventory in the ordinary course of business;

(8)	make any capital expenditure or commitment in excess of $10,000 individually or $50,000 in the aggregate; or

(9)	make any payment or distribution of cash or assets outside the ordinary course of business, or make any loan or advance to any Person.

(b)	Prior to making any written material broad-based communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and Buyer and the Company shall cooperate in providing any such mutually agreeable communication.

Section 6.2. Non-Competition and Non-Solicitation.

(a)	During the period commencing with the date of this Agreement and ending on the fifth anniversary of the Closing Date, Seller shall, and Seller shall cause its Affiliates not to, directly or indirectly, engage in, own, be employed by, consult with or otherwise render services to any Person who is engaged in any Competing Business.

(b)	Before anniversary of the Closing Date (the “Non-Solicitation Period”), no Seller shall not, and each Seller shall cause its Affiliates not to, directly or indirectly:

(1)	induce or attempt to induce or encourage others to induce or attempt to induce, any Person who is or, during the Non-Solicitation Period, becomes an employee of the Company to terminate such Person’s employment with the Company; provided, that nothing herein shall restrict any Seller or any Affiliate from undertaking general solicitations through advertising or similar means which are not specifically directed at employees of the Company or employing or engaging anyone who responds to such general solicitations; or

(c)	If Seller shall be in breach of any of the provisions of Section 6.2(a) or Section 6.2(b) above, then this Agreement shall be void.

(d)	Each Seller acknowledges and agrees that the Company would be irreparably damaged if any of the provisions of this Section 6.2 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, Buyer and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Section 6.2 and shall have the right to specifically enforce this Section 6.2 and its terms and provisions against Seller in addition to any other remedy to which Buyer and the Company may be entitled under this Agreement, at law or in equity.

(e)	It is the intent of the parties that each provision of this Section 6.2 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of this Section 6.2 is sought.

Section 6.3. Access to Information.

(a)	From and after the date of this Agreement, Seller and the Company shall (i) give to Buyer and any of Buyer’s agents or representatives access to the offices, properties, books, records, documents, directors, officers and employees of the Company and its Affiliates during normal business hours, (ii) furnish to Buyer and its agents or representatives such financial, tax and operating data and other information as Buyer and its agents or representatives may reasonably request, and (iii) instruct the Company’s representatives to cooperate with Buyer and its representatives in Buyer’s investigation.

(b)	Any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Buyer hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement.

(c)	Information obtained by Buyer pursuant to Section 6.3(a) shall not prejudice any of Buyer’s rights or remedies at Law or equity.

Section 6.4. Efforts to Closing; Government Filings.

(a)	Subject to the terms and conditions of this Agreement, each of Seller, the Company and Buyer shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement and the Escrow Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)	Each of Seller, the Company and Buyer shall as soon as reasonably practicable make any filings with or notifications to the FTC and the DOJ pursuant to the HSR Act and any other Governmental Authority as may be required by any other Antitrust Law in respect of the transactions contemplated by this Agreement. In the event that the FTC or the DOJ issues a Request for Additional Information and Documentary Material under the HSR Act in relation to the transactions contemplated by this Agreement (a “Request”), each of Seller, the Company and Buyer shall take such measures as may be reasonably necessary to limit the scope of such Request, certify substantial compliance with such Request and otherwise respond to and seek to resolve any requests for information, documents, data or testimony made by the FTC or the DOJ under the HSR Act.

(c)	Each of Seller, the Company and Buyer shall use its best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable: (i) to secure clearance under all applicable Antitrust Laws (including the expiration or termination of any applicable waiting period thereunder) of the transactions contemplated by this Agreement by December 6, 2024 (the “Outside Date”); and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order relating to any applicable Antitrust Law that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement; and the Company will, in respect of each case of clauses (i) and (ii), agree to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that Buyer reasonably determines is necessary in order to satisfy any applicable Antitrust Law that would prevent the consummation of the transactions contemplated by this Agreement by the Outside Date.

Section 6.5. Notification of Certain Matters. Except as prohibited by Law, the Company shall promptly notify Buyer in writing of:

(a)	any inaccuracy of any representation or warranty contained in this Agreement that could reasonably be expected to cause the conditions set forth in Article VII hereof not to be satisfied;

(b)	the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;

(c)	any notice or other communication from any Person alleging that notice to or consent of such Person is required in connection with the transactions contemplated by this Agreement;

(d)	any notice or other communication from any customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating, failing to renew, or otherwise materially adversely modifying its relationship with the Company or any of its Affiliates as a result of the transactions contemplated by this Agreement;

(e)	any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Buyer, together with the Company’s written notice;

(f)	any filing or notice made by the Company with any Governmental Authority in connection with the transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Buyer together with the Company’s written notice;

(g)	any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company or any of its Affiliates or that relate to the consummation of the transactions contemplated by this Agreement; and

(h)	the occurrence of any matters or events that individually or in the aggregate could be reasonably likely to result in any condition to the transactions contemplated hereby and set forth in Article VII hereof not being satisfied; provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of Seller and the Company (or remedies with respect thereto) or the conditions to the obligations of Seller and the Company under this Agreement.

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of Seller and the Company (or remedies with respect thereto) or the conditions to the obligations of Seller and the Company under this Agreement.

Section 6.6. No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither the Company nor any Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person or entity (other than Buyer) relating to any business combination transaction involving the Company, including the sale by any of its stockholders of Seller’ stock (other than to other stockholders), the merger or consolidation of the Company or its assets (other than in the ordinary course of business). Seller shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller.

Section 6.7. Interim Financial Statements. Until the Closing Date, the Company shall deliver to Buyer, within ten days after the end of each calendar month, a copy of the unaudited balance sheet of the Company as at the last day of such calendar month and the related unaudited statements of income, changes in stockholders’ equity, and cash flows for the such month, including in each case the notes thereto, prepared in a manner and containing information consistent with the Company’s current practices and the financial statement provided to Buyer in Section 4.5, and certified by the Company’s chief financial officer as to compliance with Section 4.5.

Section 6.8. Employee Matters.

(a)	Nothing contained in this Agreement shall be deemed to abrogate or impair the right of Buyer (and, after the Closing, the Company and Subsidiaries) to determine which employees, if any, will continue to be employed by the Company and Subsidiaries or to determine the compensation and benefits and other terms of employment for such employees after the Closing.

(b)	For the avoidance of doubt, nothing contained herein, whether express or implied, shall (i) be treated as an amendment or other modification of any benefit plan, program or arrangement covering any former, current, or future employees or service providers of the Business, or (ii) limit the right of Buyer or its affiliates to amend, terminate, or otherwise modify any employee benefit plan, program or arrangement in accordance with its terms, the applicable provisions hereof, and applicable Law. All provisions contained in this Section 6.8 are for the sole benefit of the Parties hereto, and nothing herein, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any current, former or future employees or service providers of the Business (or any beneficiaries or dependents thereof).

Section 6.9. Seller.

(a)	Seller fully and completely, without restrictions, agrees (i) to be bound by all notices received and agreements and determinations made by and documents executed and delivered by Seller under this Agreement and the Transaction Documents and (ii) take all necessary and desirable actions approved by Seller in connection with, and not to take any action prejudicial or inconsistent with, the transactions contemplated by the Transaction Documents. All actions, decisions, consents and instructions of Seller in accordance with the power and authority granted to him under the terms of this Agreement shall be conclusive and binding upon all Seller and shall be deemed authorized, approved, ratified and confirmed by Seller, having the same force and effect as if performed pursuant to the direct authorization of such Seller, and no Seller shall have any cause of action against Seller for any action taken, decision made or instruction given by Seller. Buyer is hereby relieved from any liability to any Person (including any Seller) for any acts done by Buyer in accordance with such actions, decisions, consents or instructions of Seller.

Section 6.10. Updates to Disclosure Schedules. Seller shall promptly, but in no event later than five (5) Business Days prior to the Closing, supplement or amend the Disclosure Schedules (each such supplement or amendment, a “Disclosure Schedule Update”) with respect to any matter arising prior to the Closing that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein if the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such matter.

Article VII. Closing and Closing Conditions.

Section 7.1. Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to proceed with the Closing shall be subject to the satisfaction by the Company and the Seller on or prior to the Closing Date of each of the following conditions precedent:

(a)	Accuracy of Representations and Warranties. Each of the representations and warranties of Seller and the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date; provided, that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date.

(b)	Performance and Compliance. Seller and the Company shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by them under this Agreement on or prior to the Closing Date.

(c)	Consents and Approvals. Seller and the Company shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification, required to be obtained or made by any of them in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(d)	Litigation. Subject to the FT Global Claim, there shall be no pending or threatened action by or before any Governmental Authority or arbitrator (i) seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or (ii) seeking monetary relief against any Buyer by reason of the consummation of these transactions, and there shall not be in effect any order, writ, judgment, injunction or decree issued by any Governmental Authority by which Buyer or any of its properties or assets is bound that has that effect.

(e)	Material Adverse Change. No event shall have occurred and no condition shall exist that constitutes or, with the giving of notice or the passage of time or both, is likely to constitute a Material Adverse Change.

(f)	Officers Certificate. The Seller and the Company shall have delivered to Buyer a certificate its Presidents, dated the Closing Date and certifying that each of the conditions specified in Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d), and Section 7.1(e) above have been met.

(g)	Stock Certificates. Each Seller shall have delivered to Buyer the certificates evidencing the Common Stock, duly endorsed in blank for transfer.

(h)	Financing. Buyer shall have secured third-party financing to fund both the transactions contemplated herein and post-Closing operations of the Business (the “Transaction Financing”) on terms acceptable to Buyer in its sole and absolute discretion. All of the conditions precedent to the closing and funding of the Transaction Financing shall have been achieved to the satisfaction of the lenders under such Transaction Financing and such lenders shall be ready to proceed with the closing of the Transaction Financing. Prior to or simultaneously with the Closing, the Company and Buyer shall have closed on the Transaction Financing.

(i)	Due Diligence. Buyer shall have completed its due diligence investigation of the Company to its satisfaction (in Buyer’s sole discretion).

Section 7.2. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to proceed with the Closing shall be subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent:

(a)	Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date.

(b)	Performance and Compliance. Buyer shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)	Consents and Approvals. Buyer shall have obtained or granted each consent, authorization, approval, exemption, filing, registration or qualification required to be obtained or granted by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(d)	Litigation. Subject to the FT Global Claim, there shall be no pending or threatened action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any Governmental Order that has that effect.

(e)	Officer’s Certificate. Buyer shall have delivered to Seller a certificate of its President, dated the Closing Date and certifying that each of the conditions specified in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d) of this Section 7.2 have been met.

Article VIII. Indemnification.

Section 8.1. Survival. All representations and warranties made in this Agreement shall survive the Closing until the second anniversary of the Closing Date, other than (i) the representations and warranties set forth in Section 3.1 (Execution and Delivery), Section 3.2 (Authority), Section 3.4 (Ownership), Section 4.1 (Organization and Corporate Power), Section 4.2 (Capitalization), , Section 4.3 (Corporate Authorization), Section 4.4 (Non-Contravention; Filings and Consents), Section 5.1 (Organization), and Section 5.2 (Corporate Authority) (the representations and warranties referred to in the foregoing clause, collectively, the “Fundamental Representations”), which shall survive indefinitely, and (ii) the representations and warranties set forth in Section 4.8 (Tax Matters), Section 4.10. (Environmental Matters) and Section 4.11. (Intellectual Property), which shall survive until sixty (60) days following the expiration of the applicable statute of limitations. Each of the covenants and agreements made in this Agreement to be performed prior to the Closing shall survive the Closing for a period of eighteen (18) months following the Closing Date, and each of the covenants and agreement made in this Agreement to be performed following the Closing shall survive the Closing until they are fully performed or terminate in accordance with their respective terms.

Section 8.2. Indemnification by Seller. From and after the Closing, Seller shall, jointly and severally, defend, indemnify and hold harmless Buyer and the Company and their respective directors, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all liabilities, obligations, claims, contingencies, Taxes, fines, deficiencies, demands, assessments, losses (including diminution in value), damages (including incidental and consequential damages), costs and expenses, including, without limitation, all corrective and remedial actions, all court costs and reasonable attorneys’ fees, and all reasonable amounts paid in investigation, defense, or settlement of the foregoing) (collectively, “Losses”) that constitute, or arise out of or in connection with:

(a)	any material misrepresentation or breach of warranty under Article III or Article IV (a “Seller Warranty Breach”) in each case without giving effect to any qualification as to materiality, Material Adverse Effect or words of similar import for purposes of determining whether there has been a breach or inaccuracy or the amount of any Loss;

(b)	any material default by a Seller or the Company in the performance or observance of any of their covenants or agreements under this Agreement; or

(c)	any liability (each, an “Excluded Liability”) set forth on Schedule Section 8.2(c).

Section 8.3. Indemnification by Buyer. From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller and their respective partners, directors, officers, employees and agents (each a “Buyer Indemnitee”) from and against any and Losses that constitute, or arise out of or in connection with:

(a)	any misrepresentation or breach of warranty under Article V (a “Buyer Warranty Breach”); or

(b)	any default by Buyer in the performance or observance of any of its covenants or agreements under this Agreement.

Section 8.4. Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnitee,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnitor.” The indemnification provided for in Section 8.1 and Section 8.2 shall be subject to the following limitations:

(a)	The Indemnitor shall not be liable to the Indemnitee for indemnification under Section 8.1 and Section 8.2, as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.1 and Section 8.2 exceeds one percent (1%) of the Purchase Price (the “Deductible”), in which event the Indemnitor shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnitee may be entitled to indemnification under Section 8.1 and Section 8.2, as the case may be, the Indemnitor shall not be liable for any individual or series of related Losses which do not exceed $1,000 (which Losses shall not be counted toward the Deductible).

(b)	The aggregate amount of all Losses for which an Indemnitor shall be liable pursuant to Section 8.1 and Section 8.2 as the case may be, shall not exceed Ten Percent (10%) of the Purchase Price.

(c)	Payments by an Indemnitor pursuant to Section 8.1 and Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnitee (or the Company) in respect of any such claim. The Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)	Payments by an Indemnitor pursuant to Section 8.1 and Section 8.2 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnitee.

(e)	In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)	Each Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)	Seller shall not be liable under this ARTICLE VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 8.5. Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from Seller or Buyer (each an “Indemnitor”), as applicable, under this Article VIII on account of the Indemnitee’s involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Article VIII but instead shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Proceeding for which indemnification is available under this Article VIII , the Indemnitor shall have the right, but not the obligation, to conduct and control, through counsel of its choosing that is reasonably acceptable to the Indemnitee, any third-party Proceeding (a “Third-Party Claim”), and the Indemnitor may compromise or settle the same; provided, however, that the Indemnitor shall give the Indemnitee advance notice of any proposed compromise or settlement and the Indemnitor shall not compromise or settle any Third-Party Claim without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) unless such compromise or settlement (x) provides for no relief other than the payment of monetary damages borne solely by the Indemnitor, (y) does not include any admission of wrongdoing or violation of Law on the part of the Indemnitee or its Affiliates and (z) includes as an unconditional term thereof the giving by the third-party claimant to the Indemnitee of a release from all Liability in respect thereof; provided, further, that the Indemnitor shall have no right to conduct or control any Third-Party Claim (i) if the Indemnitor fails to notify the Indemnitee, within thirty (30) days after the Indemnitee has given notice of the Third-Party Claim to the Indemnitor, that the Indemnitor is assuming the defense of such Third-Party Claim; (ii) unless the Indemnitor expressly agrees in writing that such Indemnitor shall be liable for all Losses related to such Third-Party Claim, (iii) if the Third-Party Claim seeks equitable relief against the Indemnitee; (iv) in the case where Seller is the Indemnitor, if the Losses claimed in connection therewith involve an amount in excess of the amount then available for indemnification with respect to such matter in light of the limitations set forth in this Article VIII; (v) if upon the written advice of outside counsel, the Indemnitee determines in good faith that an actual conflict of interest exists which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such Proceeding; (vi) if such Third-Party Claim is brought by a Governmental Authority or alleges criminal violation of any Law; (vii) if such Third-Party Claim involves a material customer or supplier of the Company. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

Section 8.6. Notice and Satisfaction of Indemnification Claims. Indemnification claims against Seller shall be satisfied first by set-off against the Escrow Fund, prior to being satisfied out of any other funds of Seller. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim) or, in the case of claims to be satisfied out of the Escrow Fund, any other notice that is required by the Escrow Agreement. For purposes of this Article VIII, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.4 Indemnification claims (other than those satisfied out of the Escrow Fund) shall be paid within thirty (30) days after the Indemnitor’s receipt of the notice described in this Section 8.5 (including the required evidence of the amount of the claim). Evidence of (a) the amount of the claims for which the Indemnitee seeks indemnification, and (b) the Indemnitor’s liability shall be in form and content reasonably satisfactory to the Indemnitor.

Section 8.7. Exclusive Remedy. Except: (a) for any equitable remedies which the parties may pursue; and (b) for enforcement actions of any kind or nature regarding the terms and provisions of this Article VIII, the indemnification under this Article VIII shall be the parties’ sole and exclusive remedy, each against another, with respect to matters arising under this Agreement. The parties waive and release any other rights, remedies, causes of action or claims of any kind or nature arising under this Agreement.

Section 8.8. Effect of Investigation. A Buyer Indemnitee’s right to indemnification or any other remedy based on the inaccuracy of, breach of, non-performance of, or non-compliance with any representation, warranty, or obligation in this Agreement, or otherwise with respect to this Agreement, will not be affected by any investigation conducted (or capable of being conducted) with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether on, before, or after Closing Date) with respect to any fact or matter, including with respect to the inaccuracy of, breach of, non-performance of, or non-compliance with any representation, warranty, or obligation in this Agreement.

Article IX. Termination.

Section 9.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a)	by mutual written agreement of Buyer and Seller;

(b)	by Buyer, if Seller or the Company have breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would, or would reasonably be expected to, give rise to a failure of a condition set forth in Section 7.1 and (ii) is either incapable of being cured or is not by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after Seller has received written notice of such breach or failure from Buyer;

(c)	by Seller, if Buyer has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would, or would reasonably be expected to, give rise to a failure of a condition set forth in Section 7.2 and (ii) is either incapable of being cured or is not by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after Buyer has received written notice of such breach or failure from Seller; provided, however, that Seller will not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if Seller are then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement;

(d)	by either Buyer or Seller, in the event that any Governmental Authority of competent jurisdiction has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action has become final and non-appealable;

(e)	by either Buyer or Seller if the Closing has not occurred prior to the Outside Date; provided, that if the condition set forth in Section 7.1(c) has not been satisfied by the Outside Date, but all other conditions set forth in Article VIII have been satisfied or waived or are capable of being satisfied or waived as of such date if the Closing were to occur on such date, then at the election of Buyer or Seller by written notice to the other Party, the Outside Date may be extended by an additional thirty (30) days.

Section 9.2. Effect of Termination. Except as expressly provided in this Section 9.2, if this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party hereto; provided that, if such termination shall result from willful breach by any Party hereto of any of its respective representations, warranties, covenants or agreements herein, such Party shall be fully liable for any and all liabilities and damages incurred or suffered by any other Party as a result of such failure, which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by a Party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such Party. The provisions of this Section 9.2 and Article X shall survive any termination hereof pursuant to Section 9.1.

Article X. Miscellaneous.

Section 10.1. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. Each Party agrees that no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the Transactions, other than those expressly set forth herein and in the Transaction Documents.

Section 10.2. Assignment. This Agreement shall not be assigned by any Party by operation of law or otherwise without the prior written consent of Buyer on the one hand, or Seller on the other.

Section 10.3. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom such waiver is intended to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Seller must obtain the consent of FT Global in connection with any amendment to this Agreement.

Section 10.4. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.5. Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement.

Section 10.6. Further Assurances. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by applicable Governmental Rules or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

Section 10.7. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 10.8. Enforcement of the Agreement; Jurisdiction; No Jury Trial.

(a)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Courts of New York, state or federal, located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party to this Agreement or its successors or assigns shall be brought and determined exclusively in the county of New York, state or federal, located in New York County. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.8; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each Seller and Buyer hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.9 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(b)	EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.8.

Section 10.9. Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed to have been duly delivered and received (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by e-mail in portable document format (PDF) or similar electronic attachment (A) on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and the sender has received confirmation of receipt by the recipient and (B) on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and the sender has received confirmation of receipt by the recipient, on the following Business Day; or (iv) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to Seller, to:

Future FinTech Group, Inc.

Address:

Attention: Hu Li

Email:

With a copy to (which shall not constitute notice to the Seller):

FisherBroyles, LLP

1200 G Street NW, Suite 800, Washington, DC 20005

Attention: Jeffrey Li

E-mail: Jeffrey.li@fisherbroyles.com

If to Company, to:

FTFT Supercomputing Inc.

4555 Lake Forest Drive Suite 650, Cincinnati, OH 45242

Attention: Yang Liu

E-mail:

If to Buyer, to:

DDMM Capital LLC

Hicksville, NY 11801

Attention: Meicheng Lu

E-mail:

With a copy to (which shall not constitute notice):

iLead Law Group, P.C.

136-20 38th Ave, Suite 9J, Flushing, NY 11354

Attention: Yanfei Ran

E-mail: yran@ileadlaw.com

From time to time, any Party may provide notice to the other parties of a change in its address or fax number through a notice given in accordance with this Section 10.9. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

Section 10.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that FT Global, Inc. is an intended third-party beneficiary of this Agreement.

Section 10.11. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party providing a facsimile or scanned image and that Party’s Closing counsel.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

BUYER

By:	/s/Mei Cheng Lu
Name:	Mei Cheng Lu
Title:	Organizer

SELLER

By:	/s/Hu Li
Name:	Hu Li
Title:	CEO

COMPANY

By:	/s/Yang (Sean) Liu
Name:	Yang (Sean) Liu
Title:	Director